KENNEDY WILSON

VINTAGE
AT ANACAPA CANYON

# Q1 2025

## Earnings Release and Supplemental Financial Information

Kennedy-Wilson Holdings, Inc.
Supplemental Financial Information
For the Quarter Ended March 31, 2025

Certain terms used in this release are defined below under the caption "Common Definitions". Certain information included in this release constitutes non-GAAP financial measures. For a definition of the non-GAAP financial measures used in this release, see "Common Definitions" below, and for a reconciliation of those measures to their most comparable GAAP measure, see the tables set forth in the Company's supplemental financial information available at www.kennedywilson.com.

KENNEDY WILSON REPORTS FIRST QUARTER 2025 RESULTS
Beverly Hills, California (May 7, 2025) - Kennedy-Wilson Holdings, Inc. (NYSE: KW), a leading global real estate investment company with $29 billion in AUM across its real estate equity and debt investment portfolio, today reported results for Q1-2025:
Financial Results

(Amounts in millions, except per share data)	Q1
GAAP Results	2025	2024
GAAP Net (Loss) Income to Common Shareholders[1]	($40.8)	$26.9
Per Diluted Share	(0.30)	0.19

(Amounts in millions)	Q1
Non-GAAP Results	2025	2024
Adjusted EBITDA	$98.2	$203.2
Adjusted Net (Loss) Income	(0.7)	70.5

Adjusted EBITDA - Key Components (at KW share)
Baseline EBITDA: Property NOI, loan income, and inv. mgt fees (net of compensation and general and administrative expenses)	$108.3	$103.1
Realized gain on the sale of real estate	(1.9)	108.3
Change in the fair value of the Co-investment portfolio and Carried interests	3.1	(10.1)
Other	(11.3)	1.9
Adjusted EBITDA	$98.2	$203.2
1Includes non-cash charges totaling $37 million and $61 million for Q1-25 and Q1-24, respectively, which primarily includes depreciation and amortization and fair-value changes.

“In the first quarter, we saw strong demand for our rental housing properties leading to same-property multifamily net operating income growth of 4.3%. Our global rental housing business represents our largest sector and has expanded to 65,000 units, which we either hold an equity interest in or are currently financing”, said William McMorrow, CEO of Kennedy Wilson. “We are off to a strong start in 2025, having deployed or committed approximately $1 billion of capital in Q1. We have completed or are in the process of closing $2.4 billion in new construction loan originations, compared to $3.5 billion for the entirety of 2024 - highlighting the accelerated pace of capital deployment. Additionally, we expect to generate over $400 million in proceeds from non-core asset sales during the remainder of 2025. These proceeds will be allocated toward strengthening our balance sheet through the reduction of unsecured debt and to support the continued growth of our investment management platform.”
Portfolio & Operational Update
•Baseline EBITDA Grows by 5% to $108 Million: Baseline EBITDA grew by 5% (vs. Q1-24), driven by higher property NOI and investment management fees.
•Investment Management Fees Increase by 17%: Investment Management Fees grew by 17% in Q1-25 (vs Q1-24) to $25 million driven by increasing levels of recurring base management fees and $724 million of originations completed in Q1-25 by KW's debt investment platform.

•Estimated Annual NOI of $473 million and Fee-Bearing Capital of $8.7 billion:

	Est. Annual NOI To KW ($ in millions)	Fee-Bearing Capital ($ in billions)
As of Q4-24	$467	$8.8
Transaction activity, net[1]	(2)	(0.2)
Operations	2	—
FX and other	6	0.1
Total as of Q1-25	$473	$8.7
1 Includes real estate acquisitions, dispositions, loan fundings and loan repayments completed during Q1-25. The Company also completed $724 million in loan originations during Q1-25, which will primarily be funded in future quarters.

•Multifamily Same Property Performance(1) : Improving Occupancy Leads to NOI Growth

	Q1 - 2025 vs. Q1 - 2024
	Occupancy	Revenue	Expenses	NOI (Net Effective)
Multifamily - Market Rate	1.2%	2.6%	(0.4)%	4.0%
Multifamily - Affordable	(1.1)%	5.3%	5.0%	5.5%
Total	0.6%	3.1%	0.8%	4.3%
(1) Excludes minority-held investments and assets undergoing development or lease-up.
Investment Management Business and Co-Investment Portfolio Update
•Debt Investment Platform Grows to $9.1 billion in Q1-25:
◦Q1-25 Investment Activity: In Q1-25, originated 10 new construction loans, completed $371 million in additional fundings on existing loans, and realized $527 million in repayments
◦Debt Investment Platform Includes $4.5 Billion of Future Fundings: Includes $4.6 billion in outstanding loans ($4.4 billion of Fee-Bearing Capital) and $4.5 billion of future funding commitments, of which $4.4 billion is expected to be added to the Company's Fee-Bearing Capital when funded. KW has an average ownership of 4%.
◦Strong Pipeline: Currently over $1 billion in new originations in process for Q2-25, all of which relate to multifamily or student-housing construction projects. There can be no assurances that these transactions will be completed.
•Co-Investment Portfolio Real Estate Acquisitions:
◦UK Single Family Rental Housing Platform:
▪In Q1-25, acquired a development site with 84 planned units, which grew platform to $406 million of committed investment across 985 planned units. KW has a 10% interest in this platform.
▪Active pipeline of opportunities totaling an incremental 1,000 units, with the current platform capacity to potentially reach approximately 4,000 units at full capital deployment.
◦U.S. Commingled Fund Acquisitions:
▪Acquired two multifamily properties in the Mountain West and an industrial property in the Pacific Northwest for $107 million. KW has a 13% ownership interest in these acquisitions.

•Co-Investment Portfolio Real Estate Dispositions: The Company sold $58 million of real estate investments (KW share 36%) comprised of an industrial asset and sales from its non-core residential holdings.

Consolidated Real Estate Investment Activity
•Minimal Activity in Q1: Acquired an industrial development site in the United Kingdom for $48 million, which is expected to be recapitalized with a partner. The Company also sold a non-core office asset for $9 million.

Balance Sheet and Liquidity
•Cash and Line of Credit: As of March 31, 2025, Kennedy Wilson had a total of $357 million(1) in cash and cash equivalents and $273 million drawn on its $550 million revolving credit facility.
•Asset Disposition and Recap Update: The Company expects to generate over $400 million in cash from asset sales and recapitalizations during the remainder of 2025, including approximately $200 million in Q2-25. The proceeds from these asset sales and recapitalizations will be used to reduce the Company's unsecured debt (including the repayment of its KWE Unsecured Notes due November 2025). There can be no assurances that these asset sales and recapitalizations will be completed when expected, or at all.
•Debt Profile: Kennedy Wilson's share of debt had a weighted average effective interest rate of 4.7% per annum and a weighted average maturity of 4.8 years as of March 31, 2025. Approximately 96% of the Company's debt is either fixed (74%) or hedged with interest rate derivatives (22%).
•Interest Rate Hedging Update: The Company hedges its floating rate exposure through the use of interest rate caps and swaps:
◦Interest rate hedges have a weighted-average maturity of 1.2 years and result in an 80 basis point improvement in the effective interest rate of its floating-rate hedged debt.
◦Received $5 million of cash from interest rate derivatives in Q1-25, which is not reflected as an offset to interest expense.
•Foreign Currency Hedging Update: Kennedy Wilson hedges its exposure to foreign currency fluctuations by borrowing in the currency in which it invests and using foreign currency hedging instruments. As of March 31, 2025, the Company has hedged approximately 90% of the carrying value of its foreign currency investments, using local currency debt and hedging instruments with a weighted average term of 1.8 years.

Subsequent Events
As previously announced, the Company completed a $510 million refinancing of existing mortgages secured by five multifamily assets primarily located in Dublin, Ireland. These assets are owned through an unconsolidated joint venture which the Company manages and holds a 50% ownership interest in. The new 5-year secured financing carries a floating all-in rate of 3-month Euribor + 1.95% (current rate is approximately 4.1% per annum).

Footnotes
(1) Represents consolidated cash and includes $194 million of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties and reserves held on behalf of the borrowers under our construction loans. These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties and on our loan investments. Additionally, we are subject to withholding taxes to the extent we repatriate cash from certain of our foreign subsidiaries. Under the KWE Notes covenants, we have to maintain certain interest coverage and leverage ratios to remain in compliance (see "Indebtedness and Related Covenants" for more detail on KWE Notes in the Company's quarterly report). Due to these covenants, we evaluate the tax and covenant implications before we distribute cash, which could impact the availability of funds at the corporate level. The Company's share of cash, including unconsolidated joint ventures, totals $474 million.

Conference Call and Webcast Details
Kennedy Wilson will hold a live conference call and webcast to discuss results at 9:00 a.m. PT/ 12:00 p.m. ET on Thursday, May 8. The direct dial-in number for the conference call is (844) 340-4761 for U.S. callers and (412) 717-9616 for international callers. A replay of the call will be available for one week beginning one hour after the live call and can be accessed by (877) 344-7529 for U.S. callers and (412) 317-0088 for international callers. The passcode for the replay is 4535343. The webcast will be available at: https://event.choruscall.com/mediaframe/webcast.html?webcastid=8fUchqCX. A replay of the webcast will be available one hour after the original webcast on the Company’s investor relations web site for three months.
About Kennedy Wilson
Kennedy Wilson (NYSE: KW) is a leading real estate investment company with $29 billion of assets under management in high growth markets across the United States, the UK and Ireland. Drawing on decades of experience, our relationship-oriented team excels at identifying opportunities and building value through market cycles, closing more than $60 billion in total transactions across the property spectrum since going public in 2009. Kennedy Wilson owns, operates, and builds real estate within our high-quality, core real estate portfolio and through our investment management platform, where we target opportunistic equity and debt investments alongside our partners. For further information, please visit www.kennedywilson.com.

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$356.6	$217.5
Accounts receivable, net	35.0	38.7
Real estate and acquired in place lease values (net of accumulated depreciation and amortization of $995.6 and $949.1)	4,336.6	4,290.4
Unconsolidated investments (including $1,911.1 and $1,884.4 at fair value)	2,084.7	2,042.4
Loan purchases and originations, net	205.1	231.1
Other assets, net	139.1	141.0
Total assets	$7,157.1	$6,961.1

Liabilities
Accounts payable	$9.1	$10.8
Accrued expenses and other liabilities (including $216.8 and $225.2 of deferred tax liabilities)	557.7	529.4
Mortgage debt	2,620.7	2,597.2
KW unsecured debt	2,053.6	1,877.9
KWE unsecured bonds	323.8	309.8
Total liabilities	5,564.9	5,325.1
Equity
Cumulative perpetual preferred stock	789.7	789.7
Common stock	—	—
Additional paid-in capital	1,712.4	1,712.8
Accumulated deficit	(551.1)	(493.7)
Accumulated other comprehensive loss	(393.0)	(407.6)
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,558.0	1,601.2
Noncontrolling interests	34.2	34.8
Total equity	1,592.2	1,636.0
Total liabilities and equity	$7,157.1	$6,961.1

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share amounts and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue
Rental	$97.3	$97.4
Hotel	—	9.3
Investment management fees	25.0	21.3
Loan	5.8	8.1
Other	0.2	0.3
Total revenue	128.3	136.4

Income (loss) from unconsolidated investments
Principal co-investments	19.6	9.7
Carried interests	(8.2)	(16.4)
Total income (loss) from unconsolidated investments	11.4	(6.7)

(Loss) gain on sale of real estate, net	(0.8)	106.4

Expenses
Rental	38.1	37.2
Hotel	—	7.6
Compensation and related (including $6.3 and $5.2 of share-based compensation)	26.9	27.6
Carried interests compensation	(2.7)	(5.5)
General and administrative	10.4	8.3
Depreciation and amortization	34.1	38.9
Total expenses	106.8	114.1
Interest expense	(61.4)	(64.7)
Gain on early extinguishment of debt	—	0.3
Other (loss) income	(5.2)	6.8
(Loss) income before benefit from (provision for) income taxes	(34.5)	64.4
Benefit from (provision for) income taxes	4.9	(26.7)
Net loss (income)	(29.6)	37.7
Net (income) loss attributable to noncontrolling interests	(0.3)	0.1
Preferred dividends	(10.9)	(10.9)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(40.8)	$26.9
Basic (loss) earnings per share
(Loss) earnings per share	$(0.30)	$0.19
Weighted average shares outstanding	137,745,032	138,472,579
Diluted (loss) earnings per share
(Loss) earnings per share	$(0.30)	$0.19
Weighted average shares outstanding	137,745,032	138,628,139
Dividends declared per common share	$0.12	$0.24

Kennedy-Wilson Holdings, Inc.
Adjusted EBITDA
(Unaudited)
(Dollars in millions)

The table below reconciles net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders to Adjusted EBITDA, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended
	March 31,
	2025	2024
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(40.8)	$26.9
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Interest expense	92.9	95.2
Gain on early extinguishment of debt	—	(0.3)
Depreciation and amortization	33.8	38.4
(Benefit from) provision for income taxes	(4.9)	26.9
Preferred dividends	10.9	10.9
Share-based compensation	6.3	5.2
Adjusted EBITDA	$98.2	$203.2
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

Adjusted Net Income
(Unaudited)
(Dollars in millions, except share data)
The table below reconciles net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders to Adjusted Net Income, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended
	March 31,
	2025	2024
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(40.8)	$26.9
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Depreciation and amortization	33.8	38.4
Share-based compensation	6.3	5.2
Adjusted Net (Loss) Income	$(0.7)	$70.5

Weighted average shares outstanding for diluted	137,745,032	138,628,139
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

Forward-Looking Statements
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as "believe," "anticipate," "estimate," "intend," "may," "could," "plan," "expect," "project" or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties may include the factors and the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the "SEC"), including the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, as amended by our subsequent filings with the SEC. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Common Definitions
·     “KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries.
·    “Adjusted EBITDA” represents net (loss) income before interest expense, loss (gain) on early extinguishment of debt, our share of interest expense included in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, preferred dividends, provision for (benefit from) income taxes, our share of taxes included in unconsolidated investments, share-based compensation expense for the Company, and EBITDA attributable to noncontrolling interests.
Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.  Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not remove all non-cash items or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

·    "Adjusted Fees" refers to Kennedy Wilson’s gross investment management and property services fees adjusted to include Kennedy Wilson's share of fees eliminated in consolidation, and performance fees included in unconsolidated investments. Our management uses Adjusted Fees to analyze our investment management and business because the measure removes required eliminations under GAAP for properties in which the Company provides services but also has an ownership interest. These eliminations understate the economic value of the investment management and property services fees and makes the Company comparable to other real estate companies that provide investment management but do not have an ownership interest in the properties they manage. Our management believes that adjusting GAAP fees to reflect these amounts eliminated in consolidation presents a more holistic measure of the scope of our investment management and real estate services business.
·   "Adjusted Net Income" represents net income (loss) before depreciation and amortization, Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments, share-based compensation, and excluding net income attributable to noncontrolling interests, before depreciation and amortization. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·   "Baseline EBITDA" is a non-GAAP measure representing net (loss) income less total income from unconsolidated investments, gain (loss) on sale of real estate, net, other income (loss) and non-controlling interest, plus share-based compensation, carried interest compensation, depreciation and amortization, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes, NOI from unconsolidated investments (at KW’s share) and fees eliminated in consolidation.

·  "Cap rate" represents the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable. Capitalization ("Cap") rates discussed in this report only include data from income-producing properties. The Company calculates cap rates based on information that is supplied to it during the acquisition diligence process. This information is not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in the Company's financial statements prepared in accordance with GAAP. In addition, cap rates represent historical performance and are not a guarantee of future net operating income ("NOI"). Properties for which a cap rate is discussed may not continue to perform at that cap rate.
·  "Carried interests” refers to amounts that are allocated to the Company under Funds and the Co-Investment investments based on the cumulative performance of such venture and are subject to preferred return thresholds of the partners of such venture. In the case of Funds, carried interests represent an allocation relating to the performance of investment management services, whereas in the case of a Co-Investment, carried interests represent returns for the performance of the underlying investments in the Co-Investment investments structures subject to collaborative decision-making.
·  "Carried interests compensation” refers to any carried interests earned by certain commingled funds and separate account investments to be allocated to certain non-NEO employees of the Company, as approved by the compensation committee of the Company’s board of directors.
·    "Equity partners" refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.
·    "Estimated Annual NOI" is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable).  The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. For assets wholly-owned and fully occupied by KW, the Company provides an estimated NOI for valuation purposes of $4.3 million, which includes an assumption for applicable market rents. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2025, the NOI represents estimated Year 1 NOI from our original underwriting. Estimated year 1 NOI for properties purchased in 2025 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period.  Please also see the definition of "Net operating income" below. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·     "Fee-Bearing Capital" represents total third-party committed or invested capital that we manage in our joint-ventures, commingled funds, and debt platform that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.
·     "Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
·   "Net operating income" or "NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·   "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
·    "Principal co-investments” consists of the Company’s share of income or loss earned on investments in which the Company can exercise significant influence but does not have control. Income from unconsolidated investments includes income from ordinary course operations of the underlying investment, gains on sale, fair value gains and losses.
·    "Pro-Rata" represents Kennedy Wilson's share calculated by using our proportionate economic ownership of each asset in our portfolio. Please also refer to the pro-rata financial data in our supplemental financial information.
·    "Property NOI" or "Property-level NOI" is a non-GAAP measure calculated by deducting the Company's Pro-Rata share of rental and hotel property expenses from the Company's Pro-Rata rental, hotel and loans and other revenues. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·    "Real Estate Assets under Management" ("AUM") generally refers to the properties and other assets with respect to which the Company provides (or participates in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. AUM is principally intended to reflect the extent of the Company's presence in the real estate market, not the basis for determining management fees. AUM consists of the total estimated fair value of the real estate properties, total loan commitments made through our debt investment platform, inclusive of both currently outstanding loan amounts and contractual future fundings, and other real estate-related assets either owned by third parties, wholly-owned by the Company or held by joint ventures and other entities in which its sponsored funds or investment vehicles and client accounts have invested. The estimated value of development properties is included at estimated completion cost. The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability (particularly given the ongoing macroeconomic conditions such as, but not limited to recent adverse developments affecting regional banks and other financial institutions, and ongoing military conflicts around the world and uncertainty with respect to fluctuating interest rates continue to fuel recessionary fears and create volatility in Kennedy Wilson's business results and operations). Recently, there has also been a lack of liquidity in the capital markets as well as limited transactions which has had an impact on the inputs associated with fair values. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments.

·    "Same property" refers to stabilized consolidated and unconsolidated properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared. This analysis excludes properties that during the comparable periods (i) were acquired, (ii) were sold, (iii) are either under development or undergoing lease up or major repositioning as part of the Company’s asset management strategy, (iv) were investments in which the Company holds a minority ownership position, and (v) certain non-recurring income and expenses. The analysis only includes Office, Multifamily and Hotel properties, where applicable. To derive an appropriate measure of operating performance across the comparable periods, the Company removes the effects of foreign currency exchange rate movements by using the reported period-end exchange rate to translate from local currency into the U.S. dollar, for both periods. Amounts are calculated using Kennedy Wilson’s ownership share in the Company’s consolidated and unconsolidated properties. Management evaluates the performance of the operating properties the Company owns and manages using a “same property” analysis because the population of properties in this analysis is consistent from period to period, which allows management and investors to analyze (i) the Company’s ongoing business operations and (ii) the revenues and expenses directly associated with owning and operating the Company’s properties and the impact to operations from trends in occupancy rates, rental rates and operating costs. Same property metrics are widely recognized measures in the real estate industry, however, other publicly-traded real estate companies may not calculate and report same property results in the same manner as the Company. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of “same property” results to the most comparable measure reported under GAAP.

Note about Non-GAAP and certain other financial information included in this presentation
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this presentation, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted EBITDA, Adjusted Net Income, Net Operating Income, and Adjusted Fees, as defined above). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this presentation. These measures may contain cash and non-cash acquisition-related gains and expenses and gains and losses from the sale of real-estate related investments.  Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies. Annualized figures used throughout this release and supplemental financial information, and our estimated annual net operating income metrics, are not an indicator of the actual net operating income that the Company will or expects to realize in any period.

Investor Relations	Corporate Headquarters
Daven Bhavsar, CFA	151 S. El Camino Drive
(310) 887-3431	Beverly Hills, CA 90212
dbhavsar@kennedywilson.com	www.kennedywilson.com

KW-IR

Supplemental Financial Information

Kennedy-Wilson Holdings, Inc.
Capitalization Summary
(Unaudited)
(Dollars in millions, except per share data)

	March 31, 2025	December 31, 2024
Market Data
Common stock price per share	$8.68	$9.99
Common stock and convertible preferred stock
Common stock shares outstanding	138,293,288	137,442,778
Shares of common stock underlying convertible perpetual preferred stock and warrants(1)(2)(3)	37,478,315	37,478,315
Total Common stock outstanding and underlying convertible perpetual preferred stock and warrants	175,771,603	174,921,093

Equity Market Capitalization	$1,525.7	$1,747.5

Kennedy Wilson's Share of Debt
Kennedy Wilson's share of property debt(4)	5,368.2	5,298.7
Senior notes payable	1,800.0	1,800.0
Kennedy Wilson Europe bonds	324.5	310.5
Credit Facility ($550 million capacity)	272.7	98.3
Total Kennedy Wilson's share of debt	7,765.4	7,507.5
Total Capitalization	$9,291.1	$9,255.0
Less: Kennedy Wilson's share of cash(4)	(474.3)	(352.3)
Total Enterprise Value	$8,816.8	$8,902.7
(1) Assumes conversion of $300 million of our Series A convertible perpetual preferred stock based on current conversion price of $24.67 per share. The Series A preferred stock is callable by Kennedy Wilson on and after October 15, 2025.
(2) Assumes exercise of warrants based on current conversion price of $23.00 per share, which were issued along with $300 million Series B perpetual preferred stock. The Series B preferred stock is callable by Kennedy Wilson at any time.
(3) Assumes exercise of warrants based on current conversion price of $16.21 per share, which were issued along with $200 million Series C perpetual preferred stock. The Series C preferred stock is callable by Kennedy Wilson at any time.
(4) Pro Forma for $510.4 million (KW Share of $255.2 million) of Unconsolidated Secured mortgage debt refinanced during April 2025, inclusive of a $15.0 million paydown by KW.

Kennedy-Wilson Holdings, Inc.
Components of Value Summary
As of March 31, 2025
(Unaudited, Dollars in millions)

Below are key valuation metrics provided to assist in the calculation of a sum-of-the-parts valuation of the Company as of March 31, 2025.

				Kennedy Wilson's Share
Investments		Description	Occupancy	Est. Annual NOI(1)	Page #
Income Producing Assets
1	Multifamily(2)	36,324 units	94.5%	$301.7	20
2a	EU Office	2.4 million consolidated square feet 0.7 million co-investment square feet	91.9%	92.6	21
2b	U.S. Office	0.8 million consolidated square feet 4.2 million co-investment square feet	86.9%	30.2
3	Industrial	11.5 million co-investment square feet	98.2%	18.3	22
4	Loan Investments	120 loan investments KW Loan balance of $228.3 million	N/A	18.9	23
5	Retail	2.0 million square feet	80.9%	11.6	24
	Total Estimated Annual NOI			$473.3

Lease-up, Development, and Non-income Producing Assets				KW Gross Asset Value
6	Lease-up Portfolio(3)(4)	Est. Annual NOI at stabilization: $53-$58 million	38.2%	$1,089.0	25
7	Development Projects(3)(4)	Est. Annual NOI at stabilization: $10 million	N/A	348.7	26
8	Residential and other(3)	19 investments	N/A	256.0	24
	Total KW Gross Asset Value			$1,693.7

Investment Management			Fee-Bearing Capital	Total
9	Investment Management - Base Fees	Asset management and origination fees (T-12)(5)	$8,700	$103.4	30
10	Carried Interest Receivable, net	Accrued carried interests receivable, net		$14.8

Net Debt, Hedging and KW Share Count				Total
11	Consolidated Debt (KW Share)	Secured and Unsecured Debt		$4,959.0
12	Unconsolidated Debt (KW Share)(6)	Non-recourse Secured Debt		2,806.4
13	KW Share of Cash(6)(7)	Cash		(474.3)
	Total Net Debt			$7,291.1	28

14	KW Share of Interest Rate and Currency Hedging Contracts(8)	Corporate and Property Level		$0.2

	Total Common stock outstanding and underlying convertible preferred stock			175,771,603	15
(1) Based on weighted average ownership figures held by KW.
(2) Includes 10,825 affordable units the Company owns through its Vintage Housing Holdings platform. Kennedy Wilson's equity investment in Vintage Housing Holdings has a fair value of $337.5 million as of March 31, 2025.
(3) See additional detail related to Lease-up, Development, and Non-income Producing Assets, as of March 31, 2025. KW Share of Debt below is included in the Net Debt amounts within the Components of Value Summary above.

	KW Gross Asset Value	KW Share of Debt	Investment Account (GAV - share of debt)
Lease-up	$1,089.0	$435.0	$654.0
Development	348.7	65.6	283.1
Residential and other	256.0	34.1	221.9
Total	$1,693.7	$534.7	$1,159.0
(4) Includes $169.0 million of gross asset value related to development that the Company owns through its investment Vintage Housing Holdings as of March 31, 2025.
(5) TTM figures are representative of the trailing 12 months and are not indicators of the actual results that the Company will or expects to realize in any period.
(6) Pro Forma for $510.4 million (KW Share of $255.2 million) of Unconsolidated Secured mortgage debt refinanced during April 2025, inclusive of a $15.0 million paydown by KW.
(7) Includes $194 million of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties and reserves held on behalf of the borrowers under our construction loans.
(8) Includes $(3.7) million included within net Other Liabilities and $3.9 million within Unconsolidated investments on the Company's Consolidated Balance Sheet .

Kennedy-Wilson Holdings, Inc.
Stabilized Portfolio
As of March 31, 2025
(Unaudited, Dollars in millions)

The following information reflects Kennedy Wilson's Pro-rata share of Estimated Annual NOI (from income-producing assets) by geography and property type, as of March 31, 2025, of which 53% is derived from consolidated assets.

	Pacific Northwest	Southern California	Northern California	Mountain West	Other U.S.	U.K.	Ireland	Other Europe	Total
Multifamily - Market Rate	$49.8	$28.5	$28.3	$100.7	$—	$—	$41.9	$—	$249.2
Multifamily - Affordable	32.1	6.3	3.7	10.4	—	—	—	—	52.5
Office	3.1	16.8	7.8	2.5	—	49.6	35.6	7.4	122.8
Industrial	0.3	—	1.9	1.3	—	12.9	1.5	0.4	18.3
Retail	—	0.6	—	—	—	5.7	5.3	—	11.6
Loans	0.6	5.4	2.4	2.7	6.6	1.2	—	—	18.9
Total Estimated Annual NOI	$85.9	$57.6	$44.1	$117.6	$6.6	$69.4	$84.3	$7.8	$473.3

Kennedy-Wilson Holdings, Inc.
Segment Investment Summary
As of March 31, 2025
(Unaudited)
(Dollars in millions, except Fee-Bearing Capital)

The following summarizes Kennedy Wilson's income-producing portfolio by segment. Excluded below are lease-up, development, and residential and other investments.

Stabilized Portfolio
						KW Share of Estimated Annual NOI
KW Segment	Description	Balance Sheet Classification	MF Units	Comm. RSF	Loans	MF	Office	Industrial	Retail	Loans	Total	Fee-Bearing Capital(1) ($bn)	KW Gross Asset Value	KW Own. %(2)
1) Consolidated	Consists primarily of wholly-owned real estate investments	Consolidated	9,258	4.3	—	$141.9	$99.8	$—	$10.8	$—	$252.6	$—	$4,713.6	97%

2) Co-investment Portfolio:
~50% owned	Consists primarily of 50/50 investments with partners and our Vintage Housing joint-venture	Unconsolidated	20,876	0.6	—	148.9	14.0	—	0.3	—	163.2	1.2	3,039.8	49%
Minority-held	Includes fund investments, loans, and other minority-held investments	Unconsolidated	6,190	16.7	120	10.9	9.0	18.3	0.4	18.9	57.5	7.5	922.5	9%
Co-investment Portfolio			27,066	17.3	120	$159.8	$23.0	$18.3	$0.7	$18.9	$220.7	$8.7	$3,962.3	23%

Total Stabilized Portfolio			36,324	21.6	120	$301.7	$122.8	$18.3	$11.5	$18.9	$473.3	$8.7	$8,675.9	39%
(1) Includes Fee-Bearing Capital related to lease-up, development, and non-income producing assets.
(2) Weighted average ownership figures based on the Company’s share of NOI and are presented on a pre-promote basis.

Kennedy-Wilson Holdings, Inc.
Multifamily Portfolio
As of March 31, 2025
(Unaudited)
(Dollars in millions, except average rents per unit)

		Consolidated	Co-Investment (Unconsolidated)
Multifamily	# of Assets	Market-Rate Units	Market-Rate Units	VHH Affordable Units (5)	Total # of Units	Market-Rate Occupancy (Asset Level)	Market-Rate Occupancy (KW Share)	VHH Affordable Occupancy	Total Occupancy (KW Share)	Market Rate Avg. Rent(1)(2)(3)	Estimated Annual NOI(4)
Mountain West	48	5,952	4,146	2,713	12,811	94.3%	94.5%	93.8%	94.4%	$1,628	$111.1
Pacific Northwest	57	1,280	5,051	6,562	12,893	93.4	94.0	93.0	93.5	2,120	81.9
Southern California	13	696	2,108	874	3,678	95.0	94.1	97.6	94.8	2,538	34.8
Northern California	11	1,330	1,657	676	3,663	94.1	93.3	97.1	93.9	2,241	32.0
Total Western U.S.	129	9,258	12,962	10,825	33,045	94.0%	94.2%	93.8%	94.1%	$1,904	$259.8
Ireland(4)	12	—	3,279	—	3,279	99.2	99.2	—	99.2	2,708	41.9
Total Stabilized	141	9,258	16,241	10,825	36,324	94.5%	94.8%	93.8%	94.5%	$1,995	$301.7

Lease-up Assets	4	—	232	672	904	See Page 25 for more information
Development Projects	8	—	288	1,198	1,486	See Page 26 for more information
Total	12	—	520	1,870	2,390

Total Multifamily	153	9,258	16,761	12,695	38,714
(1) Average Monthly Rents Per Unit is defined as the total potential monthly rental revenue (actual rent for occupied units plus market rent for vacant units) divided by the number of units, and are weighted averages based on the Company's ownership percentage in the underlying properties.
(2) Average Monthly Rents Per Market Rate Unit for the market rate portfolio based on Kennedy Wilson's share of units. Average Monthly Rents Per Unit for the affordable portfolio are $1,515 per month, including $1,324, $1,551, $1,829, and $1,534 for Mountain West, Pacific Northwest, Southern California and Northern California, respectively.
(3) Excludes 619 units related to investment in Langdon Park Capital.
(4) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.
(5) The Company has a 45% economic ownership interest in its Vintage Housing affordable portfolio.

Kennedy-Wilson Holdings, Inc.
Office Portfolio
As of March 31, 2025
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

		Consolidated	Co-Investment (Unconsolidated)
Office	# of Assets	Rentable Sq. Ft.	Rentable Sq. Ft.	Total Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Estimated Annual NOI
Pacific Northwest	2	—	0.6	0.6	96.9%	98.2%	$31.3	$3.1
Southern California(2)	6	0.5	0.9	1.4	81.1	88.9	49.7	16.8
Northern California	4	0.3	1.0	1.3	88.9	81.8	37.7	7.8
Mountain West	5	—	1.7	1.7	85.1	85.0	20.8	2.5
Total Western U.S.	17	0.8	4.2	5.0	86.3%	86.9%	$40.9	$30.2
United Kingdom(3)	7	1.2	0.2	1.4	86.1	85.7	48.0	49.6
Ireland(3)(4)	9	0.6	0.5	1.1	96.5	96.3	48.6	35.6
Italy(3)	6	0.6	—	0.6	100.0	100.0	14.2	7.4
Total Europe(3)	22	2.4	0.7	3.1	92.4%	91.9%	$40.2	$92.6

Total Stabilized	39	3.2	4.9	8.1	88.6%	90.3%	$40.4	$122.8

Lease-up Assets	10	0.9	1.4	2.3	See page 25 for more information
Development Projects	1	—	—	—	See page 26 for more information
Total	11	0.9	1.4	2.3

Total Office	50	4.1	6.3	10.4
(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2025 and are weighted averages based on the Company's ownership percentage in the underlying properties.
(2) Includes our corporate headquarters wholly-owned by KW comprising 58,000 sq. ft., 100% occupancy, and $3.0 million in Estimated Annual NOI.
(3) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.
(4) Includes our Irish headquarters wholly-owned by KW comprising 19,000 sq. ft., 100% occupancy, and $1.3 million in Estimated Annual NOI.

Kennedy-Wilson Holdings, Inc.
Industrial Portfolio
As of March 31, 2025
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

		Co-Investment (Unconsolidated)
Industrial	# of Assets	Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Estimated Annual NOI
Mountain West	4	0.9	100.0	100.0	$11.2	$1.3
Northern California	3	1.6	100.0	100.0	6.2	1.9
Pacific Northwest	1	0.2	83.1	83.1	9.5	0.3
Total Western U.S.	8	2.7	98.7%	99.0%	$7.6	$3.5
United Kingdom(2)	73	7.6	97.3	97.9	10.1	12.9
Ireland(2)	21	0.8	97.3	97.1	10.1	1.5
Spain(2)	4	0.4	100.0	100.0	5.9	0.4
Total Europe(2)	98	8.8	97.4%	98.0%	$9.9	$14.8

Total Stabilized	106	11.5	97.7%	98.2%	$9.4	$18.3

Lease-up Assets	7	0.7	See page 25 for more information
Development Projects	5	TBD	See page 26 for more information
Total	12	0.7

Total Industrial	118	12.2
(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2025 and are weighted averages based on the Company's ownership percentage in the underlying properties.
(2) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.

Kennedy-Wilson Holdings, Inc.
Loan Investment Portfolio
As of March 31, 2025
(Unaudited)

		KW Share
Loan Investment	# of Loans	Average Interest Rate	Loan Balance	Annual Interest Income
Southern California	20	9.8%	$55.4	$5.4
Northern California	15	6.4%	37.7	2.4
Mountain West	20	8.1%	33.1	2.7
Pacific Northwest	7	2.9%	21.5	0.6
Other U.S.	54	9.5%	69.0	6.6
Total U.S.	116	8.2%	$216.7	$17.7
United Kingdom(1)	4	10.2%	11.6	1.2
Total Loan Investment	120	8.3%	$228.3	$18.9
(1) Estimated foreign exchange rate is £1.00 = $1.29 USD related to Loan Balance and Annual Interest Income.

Loan Originations	Q1-25
# of Loan Originations	10
Gross Origination Commitment	$724.1
KW Share of Commitment (2.5%)	$18.1
KW Origination Fee[1]	$9.6

(1) Includes $2.4 million related to a $236 million loan originated by the Company during Q4-24 and syndicated during Q1-25.

Fundings and Repayments	Q1-25
	Investment Level	KW Share
Loan Fundings	$371.3	$10.3
Repayments	$526.8	$24.1

Kennedy-Wilson Holdings, Inc.
Other Investments
As of March 31, 2025
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

		Consolidated	Co-Investment (Unconsolidated)
Retail	# of Assets	Rentable Sq. Ft.	Rentable Sq. Ft.	Total Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Kennedy Wilson's Share of Estimated Annual NOI
Southern California	2	—	0.8	0.8	76.1	76.1	$70.6	$0.6
Total Western U.S.	2	—	0.8	0.8	76.1%	76.1%	$70.6	$0.6
United Kingdom(2)	5	0.9	0.1	1.0	87.0	82.1	14.5	5.7
Ireland(2)	1	0.2	—	0.2	76.8	76.8	46.9	5.3
Total Europe(2)	6	1.1	0.1	1.2	85.6%	81.0%	$20.8	$11.0

Total Stabilized(2)	8	1.1	0.9	2.0	85.5%	80.9%	$21.3	$11.6

Lease-up Assets	2	—	0.6	0.6

Total Retail	10	1.1	1.5	2.6
(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2025 and are weighted averages based on the Company's ownership percentage in the underlying properties.
(2) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.

Hotel	# of Assets	Hotel Rooms
Hawaii (currently in lease-up)	1	150	See page 26 for more information
Total Hotel	1	150

Residential and Other	# of Investments	Total Acres	SFR Units Planned	KW Gross Asset Value
Southern California	2	527	—	$25.8
Hawaii	1	542	—	151.8
Total Residential	3	1,069	—	$177.6
UK Single Family Rental(1)(2)	10	—	985	5.7
Total Residential	13	1,069	985	$183.3

Other Investments	6	—	—	$72.7
Total Residential and Other	19	1,069	985	$256.0
(1) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.
(2) Total committed purchase price of $406 million. KW has a 10% ownership in its UK Single Family Rental Housing platform.

Kennedy-Wilson Holdings, Inc.
Lease-up Portfolio
As of March 31, 2025
(Unaudited)
(Dollars in millions)
Lease-up Portfolio
This section includes the Company's assets that are undergoing lease-up. There is no certainty that these assets will reach stabilization in the time periods shown. In addition, the cost to complete lease-up assets is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below. All dollar amounts are Kennedy Wilson's share.

Property	Location	Type	KW Ownership %	# of Assets	Commercial Sq. Ft.	MF Units	Leased %	KW Share Est. Stabilized NOI	KW Est. Costs to Complete(1)	KW Gross Asset Value
2025
The Cornerstone	Ireland(2)	Multifamily	50%	1	27,000	232	66	$3.4	$0.9	$65.2
Stockley Park	United Kingdom(2)	Office	100%	1	54,000	—	—	2.5	—	37.5
	2025 Subtotal			2	81,000	232	52%	$5.9	$0.9	$102.7
2026
Kona Village	Hawaii	Hotel	50%	1	—	—	N/A	$15-$20	$—	$375.0
Coopers Cross	Ireland(2)	Office	50%	1	395,000	—	10	10.4	3.2	137.9
The Heights	United Kingdom(2)	Office	51%	1	356,000	—	73	8.5	—	73.3
90 East Buildings	Pacific Northwest	Office	100%	1	410,000	—	—	7.4	11.0	109.4
H4 and H7 at Hamilton Landing(3)	Northern California	Office	100%	1	118,000	—	36	2.8	5.8	35.9
	2026 Subtotal			5	1,279,000	—	26%	$44-$49	$20.0	$731.5

	Total Lease-Up			7	1,360,000	232	31%	$50-$55	$20.9	$834.2
Note: The table above excludes minority-held investments, and three wholly-owned assets where the scope is still being explored, totaling KW Gross Asset Value of $206 million.

(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process net of existing tenant improvement reserves, as applicable, as of March 31, 2025. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.
(2) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.
(3)    Represents only hangar 4 and hangar 7 within the Hamilton Landing office campus. The remainder of Hamilton Landing, totaling 0.3 million square feet, is included within the Company's stabilized portfolio.

Kennedy-Wilson Holdings, Inc.
Development Projects
As of March 31, 2025
(Unaudited)
(Dollars in millions)
Market Rate - Development Projects
This section includes the market rate development or redevelopment projects that the Company is undergoing or considering, and excludes Vintage Housing Holdings and residential investments. The scope of these projects may change. There is no certainty that the Company will develop or redevelop any or all of these potential projects. In addition, the cost to complete development projects is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below. All dollar amounts are at Kennedy Wilson's share.

					If Completed						Current
Property	Location	Type	Status	KW Ownership %	Est. Completion Date(1)	Est. Stabilization Date	MF Units	KW Share Est. Stabilized NOI	KW Est. Total Cost(1)	Est. Yield on Cost	KW Costs Incurred(2)	KW Est. Costs to Complete(1)
Cloudveil	Mountain West	Multifamily	Under Construction	63%	2025	2026	288	4	46	7%	26	20
Bend	Pacific Northwest	Multifamily	In Planning	43%	TBD	TBD	TBD	TBD	TBD	TBD	22	TBD
							288	$4	$46	6%	$48	$20
Note: The table above excludes minority-held development projects and three development projects where the scope is still being explored, totaling KW Gross Asset Value of $188 million.

(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2025. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.
(2) Includes land costs.

Kennedy-Wilson Holdings, Inc.
Vintage Housing Holdings - Lease-up and Development Projects
As of March 31, 2025
(Unaudited)
(Dollars in millions)
Vintage Housing Holdings - Lease-up and Development Projects
This section includes the Company's lease-up assets and development projects or redevelopment projects that the Company is undergoing or considering through its Vintage platform, which the Company has a 45% ownership interest in. The Company expects to have no cash equity basis in these projects at completion due to the use of property level debt and proceed from the sale of tax credits. The scope of these projects may change. There is no certainty the lease-up assets will reach stabilization or the Company will develop or redevelop any or all of these potential projects. All dollar amounts are Kennedy Wilson's share.

			If Completed					Current
Property	Location	Status	Est. Completion Date(1)	Est. Stabilization Date	MF Units	Est. Cash to KW(2)	KW Share Est. Stabilized NOI	KW Cash Basis	Leased %
Spanish Springs	Mountain West	Lease-up	n/a	2025	257	$0.3	$0.9	$—	25
Washington Station	Mountain West	Lease-up	n/a	2025	205	0.6	0.7	—	41
Two10	Pacific Northwest	Lease-up	n/a	2025	210	13.2	1.2	13.2	46
Redfield	Mountain West	Under Construction	2025	2025	223	1.7	0.9	—	—
Beacon Hill	Pacific Northwest	Under Construction	2025	2026	272	3.0	1.7	2.3	—
Lockwood	Southern California	Under Construction	2026	2026	376	0.5	2.3	0.5	—
Lake Stevens	Pacific Northwest	In Planning	2026	2026	191	0.7	1.3	—	—
Folsom	Northern California	In Planning	2026	2026	136	3.2	0.6	3.2	—
					1,870	$23.2	$9.6	$19.2
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all. Kennedy Wilson expects to have no cash equity basis in these projects at completion.
(2) Represents the total cash Kennedy Wilson currently expects to receive from paid developer fees and proceeds from the sale of tax credits. Payment of the developer fee is contingent on the Company’s ability to meet certain criteria as outlined in each project’s Limited Partnership Agreement and may vary based on a number of factors.

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule
As of March 31, 2025
(Unaudited)
(Dollars in millions)

	Consolidated @ KW Share			Unconsolidated @ KW Share
Maturity (5)	Secured(1)	Kennedy Wilson Europe Unsecured Bonds(2)	KW Unsecured(3)	Unconsolidated Secured (7)	Vintage Housing		KW Share(7)
2025	$96.9	$324.5	$—	$174.4	$8.4	(6)	$604.2
2026	567.8	—	—	392.4	56.0		1,016.2
2027	345.9	—	—	358.3	5.5		709.7
2028	336.1	—	272.7	159.3	18.3		786.4
2029	288.4	—	600.0	481.6	18.2		1,388.2
2030	191.5	—	600.0	282.1	27.4		1,101.0
2031	580.2	—	600.0	103.9	11.8		1,295.9
2032	77.2	—	—	68.5	6.5		152.2
2033	77.8	—	—	52.5	68.1		198.4
2034	—	—	—	7.9	49.2		57.1
Thereafter	—	—	—	1.2	454.9		456.1
Total	$2,561.8	$324.5	$2,072.7	$2,082.1	$724.3		$7,765.4

Cash(7)	(121.5)	(7.0)	(224.7)	(60.1)	(61.0)		(474.3)
Net Debt(7)	$2,440.3	$317.5	$1,848.0	$2,022.0	$663.3		$7,291.1

Effective Interest Rate(4)(7)	4.5%	3.3%	5.0%	4.8%	4.7%		4.7%
Contractual Interest Rate(7)	4.9%	3.3%	5.0%	5.0%	4.9%		4.9%
Years to Maturity(5)(7)	3.9	0.6	4.7	3.4	13.9		4.8

(1) Excludes $73.9 million of secured consolidated debt related to noncontrolling interests, $13.5 million of unamortized loan fees and unamortized net premium of $1.3 million, as of March 31, 2025.
(2) Excludes $0.2 million of unamortized loan fees and unamortized net discount of $0.5 million, as of March 31, 2025.
(3) Excludes $21.7 million of unamortized loan fees and unamortized net discount of $2.6 million, as of March 31, 2025. $272.7 million maturing in 2028 relates to the Company's line of credit, which includes
€95 million drawn in Euros.
(4) Includes the effect of interest rate hedges and excludes prepaid loan costs.
(5) Reflects maturity dates (including extension options, available at the Company’s option and subject to certain conditions precedent).
(6) $24.1 million of Vintage Housing maturities in 2025 are expected to be paid off using tax credit equity.
(7) Pro Forma for $510.4 million (KW Share of $255.2 million) of Unconsolidated Secured mortgage debt refinanced during April 2025, inclusive of a $15.0 million paydown by KW.

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule (continued)
As of March 31, 2025
(Unaudited)
(Dollars in millions)
Kennedy Wilson has exposure to fixed and floating rate debt through its corporate debt along with debt encumbering its consolidated properties and its joint venture investments. The table below details Kennedy Wilson's total consolidated and unconsolidated debt by interest rate type.

	KW Share of Debt(1)
	Fixed Rate Debt	Floating with Interest Hedges	Floating without Interest Hedges	Total KW Share of Debt
Secured Investment Level Debt	$3,588.5	$1,639.4	$140.3	$5,368.2
Kennedy Wilson Europe Unsecured Bonds	324.5	—	—	324.5
KW Unsecured Debt	1,800.0	102.7	170.0	2,072.7
Total	$5,713.0	$1,742.1	$310.3	$7,765.4
% of Total Debt	74%	22%	4%	100%
Effective Interest Rate	4.5%	4.9%	6.5%	4.7%
Contractual Interest Rate	4.5%	5.7%	6.5%	4.9%
(1) Pro Forma for $510.4 million (KW Share of $255.2 million) of Unconsolidated Secured mortgage debt refinanced during April 2025, inclusive of a $15.0 million paydown by KW.

	KW Share of Secured Investment Debt(1)
	Multifamily	Office	Industrial	Retail	Hotels	Residential and Other	Total	% of KW Share
Pacific Northwest	$1,030.7	$48.0	$3.2	$3.2	$—	$—	$1,085.1	20%
Southern California	319.0	143.8	—	4.0	—	—	466.8	9%
Northern California	380.8	79.1	19.2	—	—	—	479.1	9%
Mountain West	1,355.7	20.8	15.7	—	—	—	1,392.2	26%
Hawaii	—	—	—	—	125.0	34.0	159.0	3%
Total Western US	$3,086.2	$291.7	$38.1	$7.2	$125.0	$34.0	$3,582.2	67%

United Kingdom	$—	$524.6	$168.7	$—	$—	$—	$693.3	13%
Ireland	566.2	458.6	15.9	48.6	—	—	1,089.3	20%
Spain	—	—	3.4	—	—	—	3.4	—%
Total Europe	$566.2	$983.2	$188.0	$48.6	$—	$—	$1,786.0	33%

Total	$3,652.4	$1,274.9	$226.1	$55.8	$125.0	$34.0	$5,368.2	100%
% of Total Debt	68%	24%	4%	1%	2%	1%	100%
(1) Pro Forma for $510.4 million (KW Share of $255.2 million) of Unconsolidated Secured mortgage debt refinanced during April 2025, inclusive of a $15.0 million paydown by KW.

Kennedy-Wilson Holdings, Inc.
Investment Management Platform
(Unaudited, Dollars in millions)
Kennedy Wilson's investment management and real estate services platform offers a comprehensive line of real estate services for the full lifecycle of real estate ownership. Kennedy Wilson has approximately $29 billion in Real Estate AUM(1) as of March 31, 2025.

Adjusted Fees
	Q1
Fee Description	2025	2024
Investment Management — Base	$15.7	$14.4
Investment Management — Loan Origination/Acquisition/Disposition	9.4	7.1
Total	25.1	21.5

Carried Interests - Unrealized(2)	(8.2)	(16.4)

Property Services	0.2	0.3
Total Adjusted Fees(3)	$17.1	$5.4
(1) As defined in "Common Definitions" section of the earnings release.
(2) KW had accrued net carried interests receivable of $14.8 million as of March 31, 2025.
(3) Please see the appendix for a reconciliation of Adjusted Fees to its closest GAAP measure.

Kennedy-Wilson Holdings, Inc.
Multifamily Same Property Analysis
(Unaudited)
(Dollars in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property changes to Kennedy Wilson. The analysis below excludes minority-owned investments.

Three Months Ended March 31,	Units	Average Occupancy %			Total Revenues			Total Operating Expenses			Net Operating Income (Net Effective)(1)
2025 vs. 2024	2025	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Rate Portfolio
Region:
Mountain West	7,752	95.0%	93.1%	1.0%	$33.1	$32.4	2.1%	$10.3	$10.2	1.0%	$22.8	$22.3	2.7%
Pacific Northwest	3,931	94.4	93.2	0.8%	16.8	16.4	2.8	5.6	5.9	(4.0)	11.2	10.5	6.6
Southern California	1,438	94.8	94.3	0.9%	7.0	6.9	1.0	2.6	2.5	2.2	4.4	4.4	0.3
Northern California	1,670	93.0	90.4	3.3	9.1	8.7	4.7	3.6	3.6	(0.3)	5.5	5.1	8.2
Western U.S.	14,791	94.6%	93.0%	1.2%	$66.0	$64.4	2.5%	$22.1	$22.2	(0.4)%	$43.9	$42.3	4.1%
Ireland	2,521	98.5	97.7	0.8	9.5	9.3	2.7	2.1	2.1	0.1	7.4	7.1	3.5
Market Rate Total	17,312	95.0%	93.9%	1.2%	$75.5	$73.7	2.6%	$24.2	$24.3	(0.4)%	$51.3	$49.4	4.0%

Affordable Portfolio
Region:
Pacific Northwest	6,562	92.6%	94.4%	(1.8)%	$12.6	$12.0	5.0%	$4.7	$4.5	4.4%	$7.9	$7.5	5.3%
Mountain West	2,425	93.4	94.3	(1.0)	3.7	3.6	2.4	1.4	1.3	10.0	2.3	2.3	(1.7)
Southern California	704	97.1	94.5	2.7	1.7	1.5	12.7	0.4	0.4	(1.6)	1.3	1.1	18.1
Northern California	676	97.0	96.7	0.3	1.4	1.3	8.0	0.4	0.4	2.1	0.9	0.8	11.1
Affordable Total	10,367	93.5%	94.5%	(1.1)%	$19.4	$18.4	5.3%	$6.9	$6.6	5.0%	$12.4	$11.7	5.5%

Total	27,679	94.6%	94.1%	0.6%	$94.9	$92.1	3.1%	$31.1	$30.9	0.8%	$63.7	$61.1	4.3%

Total Same Property Units	27,679
Excluded from Same-Property analysis:
Units acquired or stabilized after 1/1/24	2,455
Minority-held units	6,190
Total Stabilized Units	36,324
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) Please see the appendix for a reconciliation of Same Property NOI - Net Effective to its closest GAAP measure

Kennedy-Wilson Holdings, Inc.
Office Same Property Analysis -
(Unaudited)
(Dollars and Square Feet in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share (including straight-line rents)
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property changes to Kennedy Wilson. The analysis below excludes minority-owned investments.

Three Months Ended March 31,	Square Feet	Average Occupancy %			Total Revenues			Total Operating Expenses			Net Operating Income (Net Effective)(1)
2025 vs. 2024	2025	2025	2024	% Change	2025	2024	% Change	2024	2023	% Change	2025	2024	% Change

Region:
Western U.S.	0.8	84.3%	82.7%	1.9%	$7.7	$7.6	2.1%	$3.5	$3.6	(1.2)%	$4.2	$4.0	5.0%
United Kingdom	1.4	88.9	94.7	(6.1)	12.4	12.6	(1.2)	0.9	0.8	1.7	11.6	11.7	(1.4)
Ireland	1.0	96.4	94.6	1.9	8.0	7.9	1.7	0.3	0.2	10.7	7.7	7.6	1.4
Italy	0.6	100.0	100.0	—	2.0	2.0	—	0.2	0.2	—	1.8	1.8	—
Europe	3.0	93.5%	95.9%	(2.5)%	22.4	22.5	(0.1)%	1.4	1.2	3.0%	21.1	21.1	(0.2)%

Total	3.8	91.3%	92.8%	(1.6)%	$30.1	$30.1	0.5%	$4.9	$4.8	(0.1)%	$25.3	$25.1	0.6%

Total Same Property Square Feet			3.8
Excluded from Same-Property analysis:
Assets acquired or stabilized after 1/1/24 or occupied by KW			0.1
Minority-held office properties			4.2
Total Stabilized Square Feet			8.1
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) Please see the appendix for a reconciliation of Same Property NOI - Net Effective to its closest GAAP measure

Kennedy-Wilson Holdings, Inc.
Office Same Property Analysis (continued)
(Unaudited)
(Dollars and Square Feet in millions)
Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share (excluding straight-line rents)
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property changes to Kennedy Wilson. The analysis below excludes the effect of straight-line rents, and minority-owned investments.

Three Months Ended March 31,	Square Feet	Average Occupancy %			Total Revenues			Total Operating Expenses			Net Operating Income (Net Effective)(1)
2025 vs. 2024	2025	2025	2024	% Change	2025	2024	% Change	2024	2023	% Change	2025	2024	% Change

Region:
Western U.S.	0.8	84.3%	82.7%	1.9%	$7.6	$6.9	11.5%	$3.5	$3.6	(1.2)%	$4.1	$3.3	25.3%
United Kingdom	1.4	88.9	94.7	(6.1)	12.3	12.6	(2.7)	0.9	0.8	1.7	11.4	11.7	(3.0)
Ireland	1.0	96.4	94.6	1.9	8.3	8.3	0.5	0.3	0.2	10.7	8.1	8.1	0.2
Italy	0.6	100.0	100.0	—	2.0	2.0	—	0.2	0.2	—	1.8	1.8	—
Europe	3.0	93.5%	95.9%	(2.5)%	22.6	22.9	(1.3)%	1.4	1.2	3.0%	21.3	21.6	(1.6)%

Total	3.8	91.3%	92.8%	(1.6)%	$30.2	$29.8	1.6%	$4.9	$4.8	(0.1)%	$25.4	$24.9	2.0%

Total Same Property Square Feet			3.8
Excluded from Same-Property analysis:
Assets acquired or stabilized after 1/1/24 or occupied by KW			0.1
Minority-held office properties			4.2
Total Stabilized Square Feet			8.1
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) Please see the appendix for a reconciliation of Same Property NOI - Net Effective to its closest GAAP measure

Kennedy-Wilson Holdings, Inc.
Real Estate Investment Transactions
(Unaudited)
(Dollars in millions)
Listed below is additional detailed information about the acquisitions and dispositions completed during the three months ended March 31, 2025. For information on loan investment activity, please see page 23.

	100%		Kennedy Wilson's Share
Acquisitions	Real Estate Aggregate Purchase Price	Cap Rate(1)	Real Estate Pro-Rata Purchase Price	Cap Rate(2)(4)	KW Ownership(3)
Q1-25
Western U.S.	$107.0	5.7%	$13.8	5.7%	12.9%
Europe	82.2	—%	51.2	—%	62.3%
Total	$189.2	5.7%	$65.0	5.7%	34.4%

	100%		Kennedy Wilson's Share
Dispositions	Real Estate Aggregate Sale Price	Cap Rate(1)	Real Estate Pro-Rata Sale Price	Cap Rate(2)(4)	KW Ownership(3)
Q1-25
Western U.S.	$30.2	—%	$16.6	—%	55.0%
Europe	37.3	8.7%	13.5	8.7%	36.3%
Total	$67.5	8.7%	$30.1	8.7%	44.7%
(1) For acquisitions and dispositions, the Cap Rate includes only income-producing properties. For Q1-25, there were $82.2 million acquisitions and $58.2 million of dispositions of non-income producing real estate assets. Please see "common definitions" for a definition of Cap Rate and a description of its limitations.
(2) For acquisitions and dispositions, the Cap Rate includes only income-producing properties at Kennedy Wilson's share. For Q1-25, there were $51.2 million acquisitions and $20.9 million of dispositions of non-income producing real estate assets. Please see "common definitions" for a definition of Cap Rate and a description of its limitations
(3) Kennedy Wilson's ownership is shown on a weighted average basis based upon the aggregate purchase/sale price of each investment and Kennedy Wilson's ownership in each investment at the time of acquisition/disposition.
(4) As defined in the "Common Definitions" section of the earnings release.

Kennedy-Wilson Holdings, Inc.
Segment Detail
(Unaudited, Dollars in millions)

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Consolidated	Co-Investment	Total	Consolidated	Co-Investment	Total

Segment Revenue
Rental	$97.3	$—	$97.3	$97.4	$—	$97.4
Hotel	—	—	—	9.3	—	9.3
Investment management fees	—	25.0	25.0	—	21.3	21.3
Loans and other	—	5.8	5.8	—	8.1	8.1
Total segment revenue	97.3	30.8	128.1	106.7	29.4	136.1

Income (loss) from unconsolidated investments
Principal co-investments	—	19.6	19.6	—	9.7	9.7
Carried interests	—	(8.2)	(8.2)	—	(16.4)	(16.4)
Company's share of Interest, Depreciation, and Taxes included in income from unconsolidated investments(1)	—	33.0	33.0	—	32.2	32.2
Income (loss) from unconsolidated investments	—	44.4	44.4	—	25.5	25.5

(Loss) gain on sale of real estate, net	(0.8)	—	(0.8)	106.4	—	106.4
Segment expenses
Rental	38.1	—	38.1	37.2	—	37.2
Hotel	—	—	—	7.6	—	7.6
Compensation and related	5.8	11.6	17.4	9.7	8.1	17.8
Carried interests compensation	—	(2.7)	(2.7)	—	(5.5)	(5.5)
General and administrative	3.3	5.2	8.5	3.8	2.9	6.7
Other loss (income)	0.4	0.6	1.0	(2.7)	5.5	2.8
Other segment items(1)	2.2	(0.1)	2.1	2.1	(0.2)	1.9
Total segment expenses	49.8	14.6	64.4	57.7	10.8	68.5

Segment EBITDA	$46.7	$60.6	$107.3	$155.4	$44.1	$199.5

Reconciliation of Segment EBITDA to Net Income (loss) attributable to Kennedy-Wilson Holdings, Inc. Common Shareholders
Other revenue			0.2			0.3
Compensation and related, corporate			(9.5)			(9.8)
General and administrative, corporate			(1.9)			(1.6)
Depreciation and amortization			(34.1)			(38.9)
Interest expense			(61.4)			(64.7)
Gain on early extinguishment of debt			—			0.3
Other income, corporate			(4.2)			9.6
Benefit from (provision for) income taxes			4.9			(26.7)
Company's share of Interest, Depreciation, and Taxes included in income from unconsolidated investments(1)			(33.0)			(32.2)
Income from unconsolidated investments excluded from Segment EBITDA			2.1			1.9
Net (loss) income			(29.6)			37.7
Net (income) loss attributable to noncontrolling interests			(0.3)			0.1
Preferred dividends			(10.9)			(10.9)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders			$(40.8)			$26.9
(1) See Appendix for reconciliation of Kennedy Wilson's Share of Segment amounts.

NON-GAAP PRO RATA FINANCIAL INFORMATION

The following non-GAAP Pro-rata information is not intended to be a presentation in accordance with GAAP. The Pro-rata financial information reflects our proportionate economic ownership of each asset in our portfolio that we do not wholly own. The amounts in the column labeled “KW Share of Unconsolidated Investments” were derived on a property-by-property basis by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting to each of our unconsolidated joint ventures. A similar calculation was performed for the amounts in the column labeled “Noncontrolling Interests,” which represents the share of consolidated assets attributable to noncontrolling interests.

We do not control the unconsolidated investments and the presentations of the assets and liabilities and revenues and expenses do not represent our legal claim to such items. The operating agreements of the unconsolidated investments generally provide that partners may receive cash distributions (1) to the extent there is available cash from operations, (2) upon a capital event, such as a refinancing or sale or (3) upon liquidation of the venture. The amount of cash each partner receives is based upon specific provisions of each operating agreement and varies depending on factors including the amount of capital contributed by each partner and whether any contributions are entitled to priority distributions. Upon liquidation of the unconsolidated investments and after all liabilities, priority distributions and initial equity contributions have been repaid, the partners generally would be entitled to any residual cash remaining based on their respective legal ownership percentages. We provide this information because we believe it assists investors and analysts in estimating our economic interest in our unconsolidated investments when read in conjunction with the Company’s reported results under GAAP.

The presentation of Pro-rata financial information has limitations as an analytical tool. Some of these limitations include:

• The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses; and

• Other companies in our industry may calculate their pro rata interest differently than we do, which limits the usefulness of the amount in our pro rata financial statements as a comparative measure.

Because of these limitations, the pro rata financial information should not be considered in isolation or as a substitute for our financial statements as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the Pro-rata financial information only supplementally.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited)
(Dollars in millions)

	March 31, 2025		December 31, 2024
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)
Assets
Cash and cash equivalents	$(3.4)	$136.1	$(2.7)	$137.5
Accounts receivable, net	(0.6)	35.2	(0.5)	47.4
Real estate and acquired in place lease values, net of accumulated depreciation and amortization (1)	(110.9)	4,694.1	(108.7)	4,564.9
Unconsolidated investments	—	(2,084.7)	—	(2,042.4)
Other assets, net	(4.6)	182.9	(4.7)	189.5
Loan purchases and originations, net	—	12.4	—	12.1
Total assets	$(119.5)	$2,976.0	$(116.6)	$2,909.0

Liabilities
Accounts payable	$(0.4)	$—	$(0.5)	$—
Accrued expenses and other liabilities (including $216.8 and $225.2 of deferred tax liabilities)	(11.1)	156.4	(9.5)	151.5
Mortgage debt	(73.8)	2,819.6	(71.8)	2,757.5
KW unsecured debt	—	—	—	—
KWE unsecured bonds	—	—	—	—
Total liabilities	(85.3)	2,976.0	(81.8)	2,909.0
Equity
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	—	—	—	—
Noncontrolling interests	(34.2)	—	(34.8)	—
Total equity	(34.2)	—	(34.8)	—
Total liabilities and equity	$(119.5)	$2,976.0	$(116.6)	$2,909.0
(1) Includes Kennedy Wilson's total share of accumulated depreciation and amortization of $33.6 million and $49.6 million relating to noncontrolling interests and unconsolidated investments, and $32.8 million and $49.6 million relating to noncontrolling interests and unconsolidated investments, as of March 31, 2025 and December 31, 2024, respectively.
(2) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(3) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)
Revenue
Rental	$(4.0)	$74.2	$(3.3)	$69.9
Hotel	—	11.9	—	6.2
Sale of real estate	—	16.6	—	13.1
Investment management and property services fees	0.2	—	0.2	—
Total revenue	(3.8)	102.7	(3.1)	89.2

Total income from unconsolidated investments	—	(11.4)	—	6.7

Fair value (3)	—	8.6	—	0.8
Carried interests	—	(8.2)	—	(16.4)
Gain on sale of real estate, net	—	—	—	—

Expenses
Rental	(1.8)	24.2	(1.1)	22.9
Hotel	—	10.7	—	9.0
Cost of real estate sold	—	17.7	—	11.2
General and administrative	—	—	—	—
Depreciation and amortization	(1.1)	0.9	(1.4)	0.9
Total expenses	(2.9)	53.5	(2.5)	44.0
Interest expense	0.6	(32.1)	0.6	(31.1)
Other income (loss)	—	(6.1)	0.1	(5.0)
Loss before benefit from income taxes	(0.3)	—	0.1	0.2
Provision for income taxes	—	—	—	(0.2)
Net income	(0.3)	—	0.1	—
Net (loss) income attributable to noncontrolling interests	0.3	—	(0.1)	—
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$—	$—	$—	$—
(1) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.
(3) Includes the reclassification of cumulative unrealized fair value gains/losses on unconsolidated investments, as realized.

APPENDIX

Kennedy-Wilson Holdings, Inc.
Estimated Annual NOI Reconciliation
(Unaudited)
(Dollars in millions)

Rental Revenues	$97.3
Rental (Expenses)	(38.1)
Loans and other	5.8
Consolidated NOI	$65.0
Adjustments:
Non-controlling interest	(2.2)
NOI from Unconsolidated investments (KW Share)	51.2
Property-Level NOI - Q1-25 (KW Share)	$114.0

Adjustments
Assets acquired and disposed (net)	(0.1)
Lease-up and development portfolio	(0.2)
Assets owned and occupied by Kennedy Wilson	1.2
Amortization of above/below market leases (net)	—
Straight-line and free rent (net)	2.9
Non-recurring income/expense, FX, and other	0.5
Q1-25 Estimated NOI	$118.3
Estimated Annual NOI - December 31, 2025	$473.3

Kennedy-Wilson Holdings, Inc.
Reconciliation of Kennedy Wilson's Share Amounts
(Unaudited)
(Dollars in millions)

	Three Months Ended,
	March 31,
	2025	2024
Interest expense (Kennedy Wilson's Share)
Interest expense	$61.4	$64.7
Interest expense (attributable to noncontrolling interests)	(0.6)	(0.6)
Kennedy Wilson's share of interest expense included in unconsolidated investments	32.1	31.1
Interest expense - (Kennedy Wilson's Share)	$92.9	$95.2

Loss on early extinguishment of debt (Kennedy Wilson's Share)
Loss on early extinguishment of debt	$—	$(0.3)
Loss on early extinguishment of debt (Kennedy Wilson's Share)	$—	$(0.3)

Depreciation and amortization (Kennedy Wilson's Share)
Depreciation and amortization	$34.1	$38.9
Depreciation and amortization (attributable to noncontrolling interests)	(1.2)	(1.4)
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.9	0.9
Depreciation and amortization (Kennedy Wilson's Share)	$33.8	$38.4

Provision for (benefit from) income taxes (Kennedy Wilson's Share)
Provision for income taxes	$(4.9)	$26.7
Provision for income taxes (attributable to noncontrolling interests)	—	—
Provision for income taxes included in unconsolidated investments	—	0.2
Provision for income taxes (Kennedy Wilson's Share)	$(4.9)	$26.9

Kennedy-Wilson Holdings, Inc.
Reconciliation of Kennedy Wilson's Share of Segment Amounts
(Unaudited, Dollars in millions)

	Three Months Ended,
	March 31,
	2025	2024
Interest, Depreciation, and Taxes included in income from unconsolidated investments (Kennedy Wilson's Share)
Kennedy Wilson's share of interest expense included in unconsolidated investments	32.1	31.1
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.9	0.9
Kennedy Wilson's share of provision for income taxes included in unconsolidated investments	—	0.2
Interest, Depreciation, and Taxes included in income from unconsolidated investments (Kennedy Wilson's Share)	$33.0	$32.2

Other segment items - consolidated
Fees eliminated in consolidation	(0.1)	(0.2)
Net loss (income) attributable to noncontrolling interests	(0.3)	0.1
Interest expense (attributable to noncontrolling interests)	(0.6)	(0.6)
Depreciation and amortization (attributable to noncontrolling interests)	(1.2)	(1.4)
Provision for (benefit from) income taxes (attributable to noncontrolling interests)	—	—
Other segment items - consolidated	$(2.2)	$(2.1)

EBITDA adjustments (attributable to noncontrolling interests) (Kennedy Wilson's Share)
Net loss (income) attributable to noncontrolling interests	(0.3)	0.1
Interest expense (attributable to noncontrolling interests)	(0.6)	(0.6)
Depreciation and amortization (attributable to noncontrolling interests)	(1.2)	(1.4)
Provision for (benefit from) income taxes (attributable to noncontrolling interests)	—	—
EBITDA adjustments (attributable to noncontrolling interests) (Kennedy Wilson's Share)	$(2.1)	$(1.9)

Total revenue
Total segment revenue	128.1	136.1
Other revenue	0.2	0.3
Total revenue	$128.3	$136.4

Kennedy-Wilson Holdings, Inc.
Same Property Reconciliation
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
	Same Property		Same Property
	Revenue	NOI (Net Effective)(6)(7)	Revenue	NOI (Net Effective)(6)(7)
Rental Revenues	$97.3	$97.3	$97.4	$97.4
Hotel Revenues	—	—	9.3	9.3
Rental (Expenses)	—	(38.1)	—	(37.2)
Hotel (Expenses)	—	—	—	(7.6)
Consolidated Total	97.3	59.2	106.7	61.9
Less: NCI adjustments (1)	(3.8)	(2.0)	(3.7)	(2.1)
Add: Unconsolidated investment adjustments (2)	50.8	35.4	49.4	34.2
Add: Above/below market rents	(0.1)	(0.1)	(0.5)	(0.5)
Less: Reimbursement of recoverable operating expenses	(9.9)	—	(8.4)	—
Less: Properties bought and sold (3)	—	—	(16.4)	(6.4)
Less: Other properties excluded (4)	(9.7)	(4.5)	(3.8)	(0.8)
Other Reconciling Items (5)	0.4	1.0	(1.1)	(0.1)
Same Property	$125.0	$89.0	$122.2	$86.2

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Office - Same Property	$30.1	$25.3	$30.1	$25.1
Multifamily Market Rate Portfolio - Same Property	75.5	51.3	73.7	49.4
Multifamily Affordable Portfolio - Same Property	19.4	12.4	18.4	11.7
Same Property	$125.0	$89.0	$122.2	$86.2
Straight-line rent adjustments (net)	0.1	0.1	(0.3)	(0.3)
Same Property (Excluding Straight-Line Rents)	$125.1	$89.1	$121.9	$85.9
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable period, or retail or industrial properties.
(5) Represents other properties excluded from the same property population that were not classified as a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.
(6) Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.
(7) Please see below for a reconciliation of Same Property NOI (Net Effective) to its closest GAAP measure

Kennedy-Wilson Holdings, Inc.
Same Property Reconciliation (continued)
(Unaudited)
(Dollars in million

	Same Property - Revenue(6)*
	For the Three Months Ended March 31,
	2025	2024
Total Revenue	$128.3	$136.4
Less: Investment management fees	(25.0)	(21.3)
Less: Loans	(5.8)	(8.1)
Less: Other	(0.2)	(0.3)
Less: NCI adjustments (1)	(3.8)	(3.7)
Add: Unconsolidated investment adjustments (2)	50.8	49.4
Add: Above/below market rents (6)	(0.1)	(0.5)
Less: Reimbursement of recoverable operating expenses	(9.9)	(8.4)
Less: Properties bought and sold (3)	—	(16.4)
Less: Other properties excluded (4)	(9.7)	(3.8)
Other Reconciling Items (5)	0.4	(1.1)
Same Property	$125.0	$122.2

	Same Property - Revenue(6)*
	For the Three Months Ended March 31,
Same Property (Reported)	2025	2024
Office - Same Property	$30.1	$30.1
Multifamily Market Rate Portfolio - Same Property	75.5	73.7
Multifamily Affordable Portfolio - Same Property	19.4	18.4
Same Property	$125.0	$122.2
Straight-line rent adjustments (net)	0.1	(0.3)
Same Property (Excluding Straight-Line Rents)	$125.1	$121.9
(*) This is a Non-GAAP financial measure. Please see our “Common Definitions” for a further explanation and discussion .
(1) Represents rental revenue and hotel revenue attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable period, or retail or industrial properties.
(5) Represents other properties excluded from the same property population that were not classified as a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.
(6)Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.

Kennedy-Wilson Holdings, Inc.
Same Property Reconciliation (continued)
(Unaudited)
(Dollars in million

	Same Property - NOI (Net Effective)(6)*
	For the Three Months Ended March 31,
	2025	2024
Net Income	$(29.6)	$37.7
Less: Investment management fees	(25.0)	(21.3)
Less: Loans	(5.8)	(8.1)
Less: Other	(0.2)	(0.3)
Less: Total Income from unconsolidated investments	(11.4)	6.7
Less: Gain on sale of real estate, net	0.8	(106.4)
Add: Compensation and related	26.9	27.6
Add: Carried interests compensation	(2.7)	(5.5)
Add: General and administrative	10.4	8.3
Add: Depreciation and amortization	34.1	38.9
Add: Interest Expense	61.4	64.7
Add: Gain (loss) on early extinguishment of debt	—	(0.3)
Less: Other income (loss)	5.2	(6.8)
Add: Provision for income taxes	(4.9)	26.7
Less: NCI adjustments (1)	(2.0)	(2.1)
Add: Unconsolidated investment adjustments (2)	35.4	34.2
Add: Above/below market rents (6)	(0.1)	(0.5)
Less: Properties bought and sold (3)	—	(6.4)
Less: Other properties excluded (4)	(4.5)	(0.8)
Other Reconciling Items (5)	1.0	(0.1)
Same Property NOI (Net Effective)*	$89.0	$86.2

	Same Property - NOI (Net Effective)(6)*
	For the Three Months Ended March 31,
Same Property (Reported)	2025	2024
Office - Same Property	$25.3	$25.1
Multifamily Market Rate Portfolio - Same Property	51.3	49.4
Multifamily Affordable Portfolio - Same Property	12.4	11.7
Same Property NOI (Net Effective)* (Reported)	$89.0	$86.2
Straight-line rent adjustments (net)	0.1	(0.3)
Same Property NOI (Excluding Straight-Line Rents)	$89.1	$85.9
(*) This is a Non-GAAP financial measure. Please see our “Common Definitions” for a further explanation and discussion .
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable period, or retail or industrial properties.
(5) Represents other properties excluded from the same property population that were not classified as a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.
(6) Excludes above/below market rents from the same property population, as they are representative of non-cash purchase price accounting income.

Kennedy-Wilson Holdings, Inc.
Reconciliation of Adjusted Fees
(Unaudited)
(Dollars in millions)

Adjusted Fees
	YTD
	2025	2024
Investment management fees	$25.0	$21.3
Property services fees	0.2	0.3

Non-GAAP adjustments:
Add back:
KW share of fees eliminated in consolidation(1)	0.1	0.2
Carried interests included in unconsolidated investments	(8.2)	(16.4)
Adjusted Fees	$17.1	$5.4
(1) Represents fees recognized in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders.

Kennedy-Wilson Holdings, Inc.
Baseline EBITDA Reconciliation
(Unaudited)
(Dollars in millions)

	Baseline EBITDA*
	For the Three Months Ended March 31,
	2025	2024
Net Income	$(29.6)	$37.7
Less: Total Income from unconsolidated investments	(11.4)	6.7
Less: Gain (loss) on sale of real estate, net	0.8	(106.4)
Add: Share-based compensation	6.3	5.2
Add: Carried interests compensation	(2.7)	(5.5)
Add: Depreciation and amortization	34.1	38.9
Add: Interest expense	61.4	64.7
Add: Gain (loss) on early extinguishment of debt	—	(0.3)
Less: Other income (loss)	5.2	(6.8)
Add: Benefit from (provision for) income taxes	(4.9)	26.7
Less: Non-controlling interest (1)	(2.2)	(2.2)
Add: NOI from unconsolidated investments (KW Share) (2)	51.2	44.2
Add: Fees eliminated in consolidation (3)	0.1	0.2
Baseline EBITDA*	$108.3	$103.1
(*) This is a Non-GAAP financial measure. Please see our “Common Definitions” for a further explanation and discussion .
(1) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.
(3) Represents fees recognized in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders.

Kennedy-Wilson Holdings, Inc.
Consolidated Multifamily Portfolio
As of March 31, 2025
(Unaudited)
(Dollars in millions, except average rents per unit)

Multifamily	# of Assets	Units	Occupancy (Asset Level)	Occupancy (KW Share)	Average Rent(1)	KW Share of Estimated Annual NOI
Mountain West	22	5,952	94.6%	94.7%	$1,620	$80.3
Pacific Northwest	5	1,280	93.9	93.9	2,275	24.3
Southern California	2	696	96.1	96.1	2,574	14.6
Northern California	3	1,330	93.6	93.6	2,262	22.6
Total Multifamily	32	9,258	94.5%	94.5%	$1,882	$141.8

(1) Average Monthly Rents Per Unit is defined as the total potential monthly rental revenue (actual rent for occupied units plus market rent for vacant units)
divided by the number of units, and are weighted averages based on the Company's ownership percentage in the underlying properties.

Kennedy-Wilson Holdings, Inc.
Consolidated Office Portfolio
As of March 31, 2025
(Unaudited)
(Dollars and Square Feet in millions, except average rent per sq. ft.)

Office	# of Assets	Rentable Sq. Ft.	Occupancy (Asset Level)	Occupancy (KW Share)	Average Annual Rent per Sq. Ft.(1)	Kennedy Wilson's Share of Estimated Annual NOI
Southern California(2)	4	0.5	89.5%	89.5%	$49.8	$14.9
Northern California	1	0.3	78.1	78.1	42.2	5.3
Total Western U.S.	5	0.8	85.6%	85.6%	$47.4	$20.2
United Kingdom(3)	6	1.2	85.3	85.3	49.6	47.6
Ireland(3)(4)	6	0.6	95.5	95.2	47.1	24.5
Italy(3)	6	0.6	100.0	100.0	14.2	7.4
Total Europe(3)	18	2.4	91.3%	91.2%	$39.5	$79.5

Total Stabilized	23	3.2	89.9%	89.8%	$41.5	$99.7

Lease-up Assets	5	0.9	See page 25 for more information
Total	5	0.9

Total Office	28	4.1

(1) Average Annual Rent per Sq. Ft. represents contractual rents as in-place as of March 31, 2025 and are weighted averages based on the Company's ownership percentage in the underlying properties.
(2) Includes our corporate headquarters wholly-owned by KW comprising 58,000 sq. ft., 100% occupancy, and $3.0 million in Estimated Annual NOI.
(3) Estimated foreign exchange rates are €1.00 = $1.08 USD, and £1.00 = $1.29 USD related to NOI.
(4) Includes our Irish headquarters wholly-owned by KW comprising 19,000 sq. ft., 100% occupancy, and $1.3 million in Estimated Annual NOI.